THE COMMITTEE TO RESTORE STOCKHOLDER VALUE

                              AN URGENT MESSAGE TO
                   COMPETITIVE TECHNOLOGIES, INC. STOCKHOLDERS

     We believe Competitive Technologies is out of control; losses are mounting, conflicts have divided management and the stock price has plummeted. In our opinion, Competitive Technologies' viability as a public company is being seriously threatened under current management.

     While  John  Nano  served  as  Chief  Executive  Officer  and  President of
Competitive Technologies from 2002 to 2005, our loyal team relentlessly identified growth opportunities that drove profitability and value for our shareholders. Our efforts succeeded as earnings rose $9.7 million over a period of three years. Our management team achieved three consecutive years of significant profit improvements, reaching $5.7 million in fiscal 2005. Our record revenue and profit growth resulted in the Company being the fourteenth largest percentage gaining stock in 2004 as reported by the Wall Street Journal with an increase share price of 345%.

     Unfortunately, our team's strong profitability for CTT was converted into corporate and shareholder losses by the current Board and management after the Board changed management 17 months ago. At that time, the success of our management was reflected in CTT stock prices over $10 per share. During the tenure of and because of actions by the current Board, 80% of CTT's stock market value has been destroyed.

     On the watch of the current Board and management, shareholder value was squandered even as the overall stock market performs at record levels. In the recently announced fiscal year 2006 results, revenues were reduced by nearly $9.0 million (or 63%), and earnings by $8.1 million under CTT's current Board and management. The current Board and management presided over a reversal of CTT's fortunes from a 2005 profit of about $5.7 million, to a 2006 loss of nearly $2.4 million this year. The $8.1 million reversal under the current Board and management, from strong profitability to appalling losses, had the predictable effect of cratering CTT's stock price. CTT's Board and management have recorded losses every quarter after they changed management.

     To restore our Company's profitability and shareholder value, we are firmly committed to the replacement of the Board of Directors and return of our successful management team. WE WILL SOON BE MAILING TO YOU PROXY MATERIAL SOLICITING YOUR PROXY TO ELECT A SLATE OF DIRECTORS IN OPPOSITION TO THE SLATE PROPOSED BY THE EXISTING MANAGEMENT GROUP. Our proxy will describe what we believe are the failures of the current management. It will also describe the extensive qualifications of our slate of candidates, whom we believe will return to CTT substantial experience in the Company's business, a successful track record in managing growth and serious management expertise through our legacy team. Our team urgently asks for your support as a shareholder, advisor or broker to restore the Company to profitability, to drive growth and to increase shareholder value.

     Please refrain from voting any proxy sent to you by the management of CTT until you have had the opportunity to consider our material. ALTHOUGH WE ARE NOT YET SOLICITING YOUR PROXY, WE ARE ANXIOUS TO HEAR YOUR VIEWS. PLEASE USE THE COUPON BELOW TO SHARE WITH US YOUR CONCERNS ABOUT THE COMPANY. This information will not be used for any other purpose.

     Thank you in advance for your consideration to restore CTT to the bright future our Company enjoyed under our past stewardship and will again enjoy upon our return to CTT.

                         Sincerely,
                         THE  COMMITTEE  TO  RESTORE  STOCKHOLDER  VALUE

                         John  B.  Nano,  Committee  Member and Director Nominee



TO:  THE  COMMITTEE  TO  RESTORE  STOCKHOLDER  VALUE
     C/O  CUTLER  LAW  GROUP
     3206  WEST  WIMBLEDON  DRIVE
     AUGUSTA,  GA  30909
     FAX:  (706)  738-1966
     EMAIL:  RCUTLER@CUTLERLAW.COM

     Name___________:_____________________________________________________

     Stockholder  [ ] of  record  or  [ ] in  street  name

     Brokerage  firm  holding  your  shares ______________________________

     Number  of  Competitive  Technologies  Shares  Held _________________

     Your  telephone  number  (day)(___)_________  (night) (___)__________

     We  appreciate  your comments:________________________________________

     ______________________________________________________________________

     ______________________________________________________________________

     ______________________________________________________________________

WE ARE NOT CURRENTLY ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US
                              A PROXY AT THIS TIME.